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     		                                                            								  	  	   	    	     EXHIBIT 11

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                                         STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                                COMPUTATION OF PER SHARE EARNINGS

                                                         									For Years Ended June 30,

     								                                             1995 	       1994 	         1993 	         1992	        1991

Average market price during the years 			                 $     30.13	 $     25.03 	  $     18.97    $     12.93  $     11.80

Proceeds that would be received upon exercise of the
  average stock options at applicable exercise price...	  $ 6,487,549  $ 5,213,551    $ 6,145,961    $ 9,992,831  $ 6,335,883

Average applicable stock option shares outstanding.....	      473,143	     522,579	       670,131      1,144,378      815,688

Shares that would be redeemed at average market price
  under the "treasury stock" method ...................	      214,030	     212,435        329,154	       800,616      528,854

Net additions for share equivalents ...................	      259,113	     310,144        340,977	       343,762      286,834

Average shares outstanding ............................	   14,281,363	  14,983,207     16,034,987     17,492,814   18,971,636

Average shares outstanding and share equivalents ......	   14,540,476	  15,293,351     16,375,964     17,836,576   19,258,470

Per Share Earnings ....................................	  $      2.64  $      1.78    $      1.47    $      1.23  $      1.05



Note:  All share and per share data have been adjusted, where appropriate, to reflect the May, 1993 two-for-one stock split.
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